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                                                                 EXHIBIT 10.16


                              TRANSITION AGREEMENT

        This Transition Agreement (the "Agreement") is made and entered into this 22nd day of September, 1994, by and between RehabCare Corporation, a Delaware corporation ("RehabCare"), Transitional Care of America, Inc., a Delaware corporation ("TCA"), David W. Cross ("Cross") and John R. Lewis ("Lewis").

                                    RECITALS

        A. Contemporaneous with the execution of this Agreement, RehabCare, Cross, Lewis and David L. Steffy ("Steffy") each are purchasing ownership interests in TCA, pursuant to a Subscription Agreement and a Stockholders' Agreement each of even date herewith, and RehabCare is releasing Cross and Lewis from their Employment Agreements with RehabCare dated November 1, 1993 (the "Employment Agreements") and superseding such Employment Agreements with the Non-Compete, Non-Hire, Non-Disclosure and Release Agreements by and among RehabCare and each of TCA, Cross and Lewis, the Non-Development, Non-Hire and Release Agreement by and between RehabCare and Steffy, and the Non-Compete, Non-Hire and Non-Disclosure Agreement by and between TCA and Steffy, so that Cross and Lewis may serve as the Chief Executive Officer and Chief Operating Officer, respectively, of TCA.

        B. TCA, RehabCare, Cross and Lewis desire to provide for the immediate transition of Cross and Lewis from RehabCare to TCA.

        C. TCA, RehabCare, Cross and Lewis further desire to arrange for the provision of funds and certain administrative services by RehabCare to TCA and for the provision of certain consulting services by Cross and Lewis to RehabCare.

        NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency which are hereby acknowledged, the parties hereto agree as follows:

                                   ARTICLE I
                                  DEFINITIONS

        1.1 "BUDGET" means the monthly estimates of Start-Up Expenditures during the Transition Period as prepared by TCA and approved by RehabCare.

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        1.2     "FIRST ROUND FINANCING" means the initial infusion of venture capital into TCA by RehabCare and/or any other venture capital firm after the initial capitalization of TCA.

        1.3 "LOAN AGREEMENT" means that certain Revolving Credit Agreement by and between RehabCare and TCA.

        1.4 "PURCHASED SERVICES" means those services, other than the Start-Up Services, RehabCare agrees to make available to TCA after TCA makes a written request therefor and agrees to pay to RehabCare the fair market value thereof, as more particularly described in Article IV and Exhibit B hereto.

        1.5 "START-UP EXPENDITURES" means the operating expenses of TCA during the Transition Period, including without limitation, the salaries of Cross and Lewis and costs incurred for office space, equipment and supplies needed by TCA to conduct its business.

        1.6 "START-UP SERVICES" means the services that RehabCare agrees to make available to TCA prior to December 31, 1994 without charge to TCA as more particularly described in Article IV and Exhibit A.

        1.7     "TRANSITION DATE" means September 22, 1994.

        1.8 "TRANSITION PERIOD" means the period that commences on the date this Agreement is executed and ends on the earlier of (i) the date First Round Financing for TCA is funded, or (ii) December 31, 1994.


                                   ARTICLE II
                         EMPLOYMENT OF CROSS AND LEWIS

        2.1 TRANSITION OF EMPLOYMENT WITH REHABCARE. The employment of Cross and Lewis by RehabCare pursuant to the Employment Agreements shall terminate on the Transition Date and on such date Cross and Lewis shall vacate their offices at RehabCare's offices in Clayton, Missouri and return to RehabCare all property of RehabCare, including without limitation, credit cards, keys, access and parking cards. On and after the Transition Date, RehabCare shall have no further obligations to Cross and Lewis under the Employment Agreements or under any employee or fringe benefit plans or policies maintained by RehabCare for its executive employees, including without limitation any incentive bonus plans or stock option plans, except for
(i) those payments that are specifically required to be paid to Cross and Lewis pursuant to Sections 3.1 and 3.5 of their respective Non-Compete, Non-Hire, Non-Disclosure and Release Agreements of even date herewith;
(ii) the continuation of medical benefits at the levels in effect as of the Transition Date through June 30, 1995, the cost of the employer portion of which shall be paid by RehabCare; and (iii) any other obligations as may be required to be provided pursuant to federal or state law.


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        2.2     EMPLOYMENT OF CROSS AND LEWIS BY TCA.  Cross and Lewis shall commence full-time employment with TCA on the Transition Date and on and after such date TCA shall pay all salary, expenses and benefits of Cross and Lewis, pursuant to employment agreements with TCA executed as of even date herewith, except as otherwise provided in Sections 3.1 and 3.5 of their respective Non-Compete, Non-Hire, Non-Disclosure and Release Agreements with RehabCare of even date herewith.


                                  ARTICLE III
                   TRANSITION PERIOD LOAN TO TCA BY REHABCARE

        3.1 OPERATING EXPENSES LOAN. During the Transition Period and subject to the terms and conditions set forth in the Loan Agreement as of even date herewith, RehabCare agrees to make funds available to TCA as TCA may from time to time request pursuant to the Budget for the purpose of Start-Up Expenditures. The aggregate principal amount which RehabCare shall be required to make available and have outstanding at any given date shall not exceed the amount set forth in the Budget for Start-Up Expenditures as of such date, but in no event shall it exceed Three Hundred Thousand Dollars ($300,000.00). All amounts made available to TCA by RehabCare pursuant to the Loan Agreement shall be collectively referred to as the "Loan."

        3.2 PROCEDURE FOR BORROWING. RehabCare shall cause amounts to be made available to TCA pursuant to Section 3.1 at any time and from time to time during the Transition Period only if TCA provides RehabCare with 48 hours prior written notice specifying the amount TCA desires to borrow, the date on which TCA desires that such amounts be made available to it and whether such amounts should be delivered to TCA by check or wire transfer. If TCA elects delivery by wire transfer, it shall provide such information regarding the account into which such amounts are to be transferred as may be required by RehabCare and/or RehabCare's bank. Each drawdown on the Loan shall be in the principal amount of at least Five Thousand Dollars ($5,000).

        3.3 INTEREST RATE. The outstanding balance under the Loan shall bear interest at the rate per annum of one percent (1%) over the prime rate charged by The Boatmen's National Bank of St. Louis for commercial loans, as in effect from time to time during the period in which such Loan is outstanding, with changes in the interest rate taking effect on the date a change in the prime rate is made effective generally by said Bank. TCA shall pay on the first day of each calendar quarter, commencing with the first quarter following the date First Round Financing is funded, all accrued and unpaid interest. All accrued and unpaid interest also shall be paid at the maturity of the Loan, as described in Section 3.4. Any payment of interest which is not made on the due date therefor, as specified herein, shall bear interest at the rate of one and one-half percent (1-1/2%) per month until the date of payment.

        3.4 MATURITY DATE. TCA shall have the right to prepay all or any portion of the unpaid balance of the Loan from time to time prior to the Maturity Date, as hereinafter


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defined, without penalty or premium. All prepayments shall be applied solely to the payment of principal. The entire outstanding balance of the Loan, including all accrued and unpaid interest thereon, shall be due and payable on the date three (3) years after the date on which RehabCare first makes funds available to TCA pursuant to TCA's initial written request for a drawdown on the Loan
(the "Maturity Date"). In the event that the entire outstanding balance of the Loan and all accrued and unpaid interest is not repaid by TCA on the Maturity Date, such amounts shall bear interest at the rate of one and one-half percent (1-1/2%) per month until the date of payment.

        3.5 PAYMENTS AND MATURITY DATE. The Maturity Date and quarterly interest payments are payable to RehabCare by check delivered at RehabCare's office in Clayton, Missouri or by wire transfer to an account designated by RehabCare.

                                   ARTICLE IV
                              TRANSITION SERVICES

        4.1 PROVISION OF START-UP SERVICES. RehabCare shall provide to TCA upon TCA's written request the Start-Up Services as soon as practicable after such request, with the intention of providing all written materials that are then available by December 31, 1994. Such Start-Up Services shall be provided by employees of RehabCare at times and locations that are mutually convenient to RehabCare, the RehabCare employees and TCA and at such times as shall not interfere with the performance by the RehabCare employee of his or her RehabCare duties, it being recognized that RehabCare business takes precedence over provision of Start-Up Services to TCA.

        4.2 PROVISION OF PURCHASED SERVICES. From and after the termination of the Transition Period, TCA shall have the right to make written request that RehabCare provide, and RehabCare shall have the option of providing, the Purchased Services.

        4.3 COST OF SERVICES. The provision of Start-Up Services by RehabCare to TCA shall be without charge to TCA by RehabCare. After its receipt of TCA's written request for specific Purchased Services, RehabCare shall determine if it will agree to provide such Purchased Services to TCA. If RehabCare agrees to provide the Purchased Services requested by TCA, it will provide TCA with an estimate of the fair market value of such Purchased Services. After receipt of such fair market value estimate, TCA shall have the right to approve its request for the specific Purchased Services at the estimated fair market value. If TCA approves its request, RehabCare shall provide the Purchased Services and TCA shall pay RehabCare the fair market value therefor, as described in Section 4.4. Fair market value for the services provided to TCA by RehabCare employees shall be based on the amount that an independent third party would charge for the same or similar services, as determined by RehabCare as of the date such services are rendered.


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         4.4     PAYMENT BY TCA. RehabCare shall submit a written invoice to TCA on or before the fifteenth (15th) day of each month for the fair market value of all Purchased Services provided to TCA during the preceding month and TCA shall remit payment therefor on or before the first day of the following month. Any invoice that remains unpaid thirty (30) days after the due date shall bear interest at the rate of one and one-half percent (1 1/2%) per month.

         4.5 TERMINATION OF SERVICES. RehabCare shall not have the right to terminate the Start-Up Services until the earlier of completion of the Start-Up Services or December 31, 1994. Subject to the provisions of any separate written agreements which govern the provision of specific Purchased Services by RehabCare to TCA, RehabCare and TCA each shall have the right to terminate the provision of any or all Purchased Services by RehabCare upon sixty (60) days prior written notice to the other party. Upon termination, any and all amounts due RehabCare by TCA shall be immediately due and payable.



                                   ARTICLE V
                              CONSULTING SERVICES

         5.1 PROVISION OF CONSULTING SERVICES. For a period through June 30, 1995 (the "Consulting Period"), TCA shall make Cross and Lewis available to RehabCare on an "as requested" basis to consult with RehabCare and with their successors with respect to their respective areas of responsibility at RehabCare ("Consulting Services"). Such Consulting Services shall include, but not be limited to, the items set forth on Exhibit C of this Agreement and shall be provided by Cross and Lewis at times and locations that are mutually convenient to RehabCare and Cross and Lewis and at such times as shall not interfere with the performance by Cross and Lewis of their TCA duties, it being recognized that TCA business takes precedence over RehabCare business. Cross and Lewis shall not be required to perform more than ten (10) hours of Consulting Services in any month.

         5.2 COMPENSATION. Cross and Lewis shall not be entitled to any compensation or benefits for any Consulting Services provided to RehabCare pursuant to this Article V.

         5.3 SURVIVAL. The provisions of this Article V survive the termination of this Agreement for any reason.



                                   ARTICLE VI
                            LIMITATION OF LIABILITY

         6.1 LIMITATION OF LIABILITY. In its provision of Purchased Services to TCA pursuant to this Agreement, RehabCare shall have a duty to act, and to cause its employees and agents to act, in a reasonably prudent manner, but neither RehabCare nor any officer, director, employee or agent of RehabCare shall be liable to TCA for any error, mistake, error of


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judgment, mistake of law, or for any loss, liability, claim, damages, costs or expenses incurred by TCA in connection with the provision of Purchased Services under this Agreement. In their provision of Consulting Services to RehabCare pursuant to this Agreement, Cross and Lewis shall have a duty to act in a reasonably prudent manner, but Cross and Lewis shall not be liable to RehabCare for any error, mistake, error of judgment, mistake of law, or for any loss, liability, claim, damages, costs or expenses incurred by RehabCare in connection with the provision of Consulting Services under this Agreement.

          6.2 INDEMNIFICATION. TCA shall indemnify and hold harmless RehabCare, its officers, directors and employees from and against any and all losses, liabilities, claims, damages, costs and expenses (including attorneys' fees and other expenses of litigation) to which such party may become subject as a result of providing Purchased Services to TCA pursuant to this Agreement. RehabCare shall indemnify and hold harmless Cross and Lewis from and against any and all losses, liabilities, claims, damages, costs and expenses (including attorneys' fees and other expenses of litigation) to which Cross and Lewis may become subject as a result of providing Consulting Services to RehabCare pursuant to this Agreement.


                                  ARTICLE VII
                                  TERMINATION

          7.1     REHABCARE TERMINATION RIGHTS.  Subject to the provisions of
Section 4.5 and the survival of Articles V and VI, RehabCare shall have the right to terminate this Agreement upon ten (10) days prior written notice if:

                  (a) TCA fails to pay any invoice described in Section 4.4 above;

                  (b) Any of TCA, Cross or Lewis fail to provide any of the Consulting Services described in Section 5.1 in accordance with the terms set forth therein;

                  (c) Any of the Stockholders' Agreement, Subscription Agreement, Non-Compete, Non-Hire, Non-Disclosure and Release Agreements of Cross, Lewis and TCA, or the Non-Compete, Non-Hire and Non-Disclosure Agreement or the Non-Development, Non-Hire and Release Agreement of David L. Steffy, executed as of even date herewith, is terminated or breached by any party other than RehabCare.

          7.2     TCA TERMINATION RIGHTS.  Subject to the provisions of Section
4.5 and the survival of Articles V and VI, TCA shall have the right to terminate this Agreement upon ten (10) days prior written notice if:

                  (a) RehabCare fails to provide any of the payments or benefits set forth in Section 2.1 hereof, or the Start-Up Services or Purchased Services described in Article IV hereof, in accordance with the terms set forth therein.

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                (b)     Any of the Stockholders' Agreement, Subscription
        Agreement, Non-Compete, Non-Hire, Non-Disclosure and Release Agreements of Cross, Lewis, RehabCare or TCA, or the Non-Development, Non-Hire and Release Agreement of David L. Steffy, executed as of even date herewith, is terminated or breached by RehabCare.

                                  ARTICLE VII
                                 MISCELLANEOUS

        8.1 RELATIONSHIP OF THE PARTIES. The parties hereto agree that all officers, directors, employees or agents of RehabCare performing services hereunder on behalf of TCA shall perform such services are employees of RehabCare and that such officers, directors, employees or agents shall in no way be deemed to be employees of TCA. The parties further agree that the Consulting Services to be provided by Cross and Lewis during the Consulting Period are provided as part of the arrangement between TCA and RehabCare as set forth herein. Any Consulting Services provided by Cross and Lewis to RehabCare during the Consulting Period shall not be deemed to create an employment or an officer relationship between Cross and Lewis and RehabCare.

        8.2 FURTHER ASSURANCES. Each of the parties will make, execute, acknowledge, and deliver such other instruments and documents, and take all such other actions, as the other party may reasonably request and as may reasonably be required in order to effectuate the purposes of this Agreement and to carry out the terms hereof.

        8.3 ASSIGNMENT. Neither this Agreement nor any rights or obligations hereunder may be assigned or transferred by either of the parties hereto without the prior written consent of the other party, which consent may not be reasonably withheld. Subject to the foregoing, this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties hereto.

        8.4 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or mailed by registered or certified mail, return receipt requested, to the parties at the following addresses:

                If to RehabCare:

                RehabCare Corporation
                7733 Forsyth Boulevard
                Suite 1700
                St. Louis, Missouri 63105
                Attention: James M. Usdan, President
                and Chief Executive Office


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                With a copy to:

                Thompson & Mitchell
                One Mercantile Center
                Suite 3400
                St. Louis, Missouri 63101
                Attention: Robert M. LaRose, Esq.

                If to TCA:

                Transitional Care of America, Inc.
                660 Newport Center Drive
                Suite 470
                Newport Beach, California 92660
                Attention: David L. Steffy, Incorporator

                With a copy to:

                Suelthaus & Kaplan, P.C.
                7733 Forsyth Boulevard
                St. Louis, Missouri 63105
                Attention: Thomas M. Walsh, Esq.

                If to Cross and Lewis:

                David W. Cross
                10 Lindworth Drive
                Ladue, Missouri 63124

                John R. Lewis
                342 Woodcliffe Place Drive
                Chesterfield, Missouri 63005

        8.5 AMENDMENT AND MODIFICATION. Neither this Agreement nor any term hereof may be changed, waived, discharged or terminated other than by an agreement in writing signed by the parties hereto.

        8.6 HEADINGS. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

        8.7 ENTIRE AGREEMENT. This Agreement constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

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        8.8     COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

        8.9 GOVERNING LAW. This Agreement shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of Missouri.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

                                        REHABCARE CORPORATION

                                        By  James M. Usdan
                                          -------------------------------------
                                          James M. Usdan, President and
                                            Chief Executive Officer



                                        TRANSITIONAL CARE OF AMERICA, INC.

                                        By   David W. Cross
                                          -------------------------------------
                                          David W. Cross, President and
                                            Chief Executive Officer


                                             David W. Cross
                                          -------------------------------------
                                          David W. Cross

                                             John R. Lewis
                                          -------------------------------------
                                          John R. Lewis





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                                   EXHIBIT A
                               START-UP SERVICES

        RehabCare will provide the Start-Up Services to TCA on an "as needed" and "as requested by TCA" basis with the understanding that RehabCare will fill TCA's requests for services in as timely a manner as possible given its resources and other constraints.

        Start-Up Services means the following:

        1. Market research on long-term care hospital regulations for all 50 states.

        2. Provision of licensing (certification) procedures and protocols in all 50 states.

        3.  Provision of unit financial modeling and reimbursement consultation.

        4. Provision of RehabCare's policies and procedures and standard operating manuals for TCA's use as foundations for the TCA policies and procedures and standard operating procedure manuals.

        TCA agrees to protect the information in RehabCare's policies and procedures and standard operating procedure manuals and not to use them in a competitive way against RehabCare.


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                                   EXHIBIT B
                               PURCHASED SERVICES

1.   Preparation of a Business Plan
2.   Personnel Recruitment
3.   Policy and Procedure Development
4.   Marketing
5.   Financial Analyses
6.   Development of Professional Services
7.   LTCH Program Evaluation
8.   Reimbursement Consultation
9.   Space Planning
10.  Internal Protocols and Procedures
11.  Financial Planning
12.  Development of LTCH Clinical Expertise
13.  Assistance with Obtaining Professional Liability Insurance



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                                   EXHIBIT C
                              CONSULTING SERVICES

1.  Assistance on skilled nursing facility product finalization.

2.  Assistance on outpatient product finalization.

3.  Assistance with respect to Columbia Hospital Corp. contract restructuring.

4. Development of an approach with respect to exempt openings of acute care rehabilitation units.


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